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                                                                    Exhibit 23.5

                    CONSENT OF INFORMATION RESOURCES, INC.

Information Resources, Inc. ("IRI") hereby consents to the inclusion of the market information attached provided by IRI to Beringer Wine Estates, Co. (the "Company") in the Registration Statement of the Company relating to the public offering of common stock which also constitutes the prospectus included as part of the Registration Statement, including all amendments thereto.

The Company acknowledges that IRI compiles the data received by it from supermarkets and other retail outlets. As a result, IRI cannot guarantee the accuracy or completeness of such data. IRI MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE DATA OR RESULTS TO BE OBTAINED BY THE COMPANY OR OTHERS FROM THE USE OF THE DATA.

The Company hereby agrees to indemnify IRI for any third party claims that may arise out of the use of the Data in the Registration Statement. IN NO EVENT SHALL IRI BE LIABLE TO THE COMPANY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL OR CONSEQUENTIAL, ARISING OUT OF OR IN CONNECTION WITH THE FURNISHING BY IRI OF THE DATA TO COMPANY AS SET FORTH HEREIN.

This Consent will not be valid unless signed by both parties


                                          INFORMATION RESOURCES, INC.

                                          BY: /s/ Jenny DuBrucq
                                             -----------------------------------
                                          TITLE: VP - Client Services

                                          BERINGER WINE ESTATES, CO.

                                          BY: /s/ Douglas W. Roberts
                                             -----------------------------------
                                          TITLE: VICE PRESIDENT, GENERAL COUNSEL
                                                 & SECRETARY

Dated as of: October 14, 1997